Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

THOMAS W. HANDLEY NAMED ECOLAB PRESIDENT

AND CHIEF OPERATING OFFICER

ST. PAUL, Minn. — September 20, 2012 — Thomas W. Handley has been named president and chief operating officer of Ecolab Inc.

“The expanded scope and scale of our company following our merger with Nalco last year warrants additional leadership support,” said Douglas M. Baker, Jr., chairman and chief executive officer of Ecolab. “Tom’s business experience, knowledge of our company, focus on talent development and tremendous strategic abilities will provide me with terrific support and strengthen an already strong leadership team. This move will enable us to leverage our efforts to drive better business execution and talent development across our company.  I am excited to have Tom as a partner for the years ahead as we further develop our growth plans, capabilities and team.”

Handley, 57, was most recently senior executive vice president and president of Global Food & Beverage and Asia Pacific Latin America for Ecolab Inc.; he was also responsible for Global Supply Chain.  He joined Ecolab in 2003 as senior vice president of Strategic Planning.  Handley’s new role is effective immediately.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

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Investor Contacts:

Michael Monahan

651.293.2809

or

Lisa Curran

651.293.2185

September 20, 2012

(ECL-C)